Exhibit 99.1

Amazing Energy Oil and Gas Co. Enters into Two Agreements to Acquire Jilpetco Inc. and Gulf South Securities, Inc.

AMARILLO, Texas --(BUSINESS WIRE)-- Amazing Energy Oil and Gas Co. (OTCQX: AMAZ) is pleased to announce that it has entered into an agreement to acquire Jilpetco Inc., a Texas corporation which is engaged in the business of operating and providing oilfield services to oil and gas properties. The Company will acquire Jilpetco Inc. from Jed Miesner who serves as the Company's CEO and President. Mr. Miesner will sell all his interest in Jilpetco Inc., being 100% of the total outstanding shares of common stock, in consideration of $500,000. As a result, Jilpetco Inc. will become a wholly owned subsidiary of the Company.

Subsequently, the Company has entered into an agreement to acquire Gulf South Securities, Inc., a firm specializing in raising drilling capital. Gulf South Securities, Inc. is a Delaware corporation and is a SEC and FINRA registered broker-dealer. As a result, Gulf South Securities, Inc. will become a wholly owned subsidiary of the Company.

Jed Miesner, CEO of the Company, announced, "From day one, Jilpetco Inc. has operated our wells located in the Permian Basin in Pecos County, TX. We are pleased with this transaction with Jilpetco Inc. because it helps streamline the Company's interest in all aspects of operating the wells. Furthermore, after having assembled such a large inventory of low risk, quality developmental prospects in the Permian Basin, it was also timely to acquire Gulf South Securities Inc. who has a professional team that could help maximize the monetization of the property as quickly and efficiently as possible. Essentially, the Company is becoming more diversified through its' new subsidiaries which will further help the Company reach its' goals."

Cautionary Statement: Statement of future events or conditions in this release are forward-looking statements. Actual future results, including project plans and schedule and resource recoveries could differ materially due to changes in market condition affecting the oil and gas industry or long term oil and gas price levels; political or regulatory developments; reservoir performance; the outcome of future exploration and development efforts; technical or operating factors; the outcome of future commercial negotiations, and other factors.

Contact:

Amazing Energy Oil and Gas Co.
Stephen Salgado, ph 855-448-1922
stephen@amazingenergy.com
www.amazingenergy.com